As filed with the Securities and Exchange Commission on January30, 2009

Registration No. 333-20819

Registration No. 333-57232

Registration No. 333-113277

Registration No. 333-123037

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-20819

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-57232

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-113277

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-123037

UNDER THE SECURITIES ACT OF 1933

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

150 Clove Road
Little Falls, New Jersey 07424
Delaware	(973) 890-7220	22-1760285
(State or other jurisdiction	(Address of principal executive offices)	(I.R.S. employer identification
of incorporation or organization)		number)

Cantel Medical Corp. 1996 Employee Stock Option Plan

Cantel Medical Corp. 1997 Employee Stock Option Plan

Cantel Medical Corp. 1998 Directors’ Stock Option Plan

(Full Title of Plan)

Eric W. Nodiff, Esq.

Senior Vice President and General Counsel

Cantel Medical Corp.

150 Clove Road

Little Falls, New Jersey 07424

(973) 890-7220

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule
12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Cantel Medical Corp. (the “Company”) (together, the “Prior Registration Statements”):

File No. 333-20819, pertaining in part to the registration of 450,000(1) shares of common stock, par value $0.10 per share of the Company (“Common Stock”), available for issuance under the Company’s 1996 Employee Stock Option Plan (the “1996 Plan”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on January 31, 1997;

File No. 333-57232, pertaining to the registration of (i) 1,575,000(1) shares of Common Stock available for issuance under the Company’s 1997 Employee Stock Plan, as amended (the “1997 Plan”), and (ii) 450,000(2) shares of Common Stock available for issuance under the Company’s 1998 Directors’ Stock Option Plan, as amended (the “1998 Plan”), which was filed with the SEC and became effective on March 19, 2001;

File No. 333-57232, pertaining to the registration of 675,000(1) shares of Common Stock available for issuance under the Company’s 1997 Plan, as amended, which was filed with the SEC and became effective on May 3, 2002; and

File No. 333-113277, pertaining to the registration of 750,000(2) shares of Common Stock available for issuance under the Company’s 1997 Plan, as amended, which was filed with the SEC and became effective on March 4, 2004.

File No. 333-123037, pertaining to the registration of 750,000 shares of Common Stock available for issuance under the Company’s 1997 Plan, as amended, which was filed with the SEC and became effective on February 28, 2005.

The 1996 Plan was terminated prior to the issuance of any options or other securities thereunder. The Company’s stockholders approved the 2006 Equity Incentive Plan at the Annual Meeting of Stockholders held on January 7, 2008. After January 31, 2008, no additional stock options were granted under the 1997 Plan or the 1998 Plan.

Effective immediately upon the filing of these Post-Effective Amendments to the Prior Registration Statements, the Company hereby deregisters an aggregate of 1,198,457(1),(2) shares of Common Stock, comprised of (i) 450,000 shares under the 1996 Plan, (ii) 641,582 shares under the 1997 Plan and (iii)  106,875 shares under the 1998 Plan. The deregistered shares represent shares of Common Stock remaining available for future issuance under the 1996 Plan, the 1997 Plan and the 1998 Plan (collectively, the “Old Plans”) as of January 30, 2009 (the “Excess Shares”).  Up to an additional 1,041,026 shares subject to outstanding awards under the Prior Plans that are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Common Stock subject thereto after January 30, 2009 (the “Carry Over Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination. The Prior Registration Statements will remain in effect to cover the potential issuance of shares of Common Stock upon exercise of the stock options to which the Carry Over Shares are subject.

(1) Share amounts have been adjusted to reflect three-for-two stock splits effected in the form of 50% stock dividends, paid in May 2002 and January 2005.

(2) Share amount has been adjusted to reflect three-for-two stock split effected in the form of 50% stock dividend paid in January 2005.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Little Falls, State of New Jersey, on this 30th day of January, 2009.

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
Name: Andrew A. Krakauer
Title: President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Andrew A. Krakauer
Andrew A. Krakauer	President (Principal Executive Officer)	January 30, 2009

/s/ Craig A. Sheldon
Craig A. Sheldon	Senior Vice President and	January 30, 2009
Chief Financial Officer (Principal
Financial and Accounting Officer)

/s/ Charles M. Diker
Charles M. Diker	Chairman of the Board and Director	January 30, 2009

/s/ Alan J. Hirschfield
Alan J. Hirschfield	Vice Chairman and Director	January 30, 2009

/s/ Robert L. Barbanell
Robert L. Barbanell	Director	January 30, 2009

/s/ Alan R. Batkin
Alan R. Batkin	Director	January 30, 2009

/s/ Joseph M. Cohen
Joseph M. Cohen	Director	January 30, 2009

/s/ Mark N. Diker
Mark N. Diker	Director	January 30, 2009

/s/ George L. Fotiades
George L. Fotiades	Director	January 30, 2009

/s/ Elizabeth McCaughey
Elizabeth McCaughey	Director	January 30, 2009

/s/ Bruce Slovin
Bruce Slovin	Director	January 30, 2009